Exhibit 99.1

IMUNON Reports 2025 Financial Results and Provides Business Update

Highlighting Significant Progress with Pivotal Phase 3 Study

IMNN-001 is the first frontline immunotherapy to demonstrate the potential for a clinically meaningful overall survival benefit in women newly diagnosed with advanced ovarian cancer

Final Phase 2 clinical data show continued median overall survival improvement with IMNN-001

Enrollment in the OVATION 3 Study, IMUNON’s Phase 3 pivotal trial for IMNN-001, remains ahead of plan supported by continued strong interest from principal investigators and the medical community

Company to hold conference call today at 11:00 a.m. EDT

LAWRENCEVILLE, N.J., March 31, 2026 (GLOBE NEWSWIRE) – IMUNON, Inc. (Nasdaq: IMNN), a clinical-stage company in late-stage development with its DNA-mediated immunotherapy, today reported financial results for the year ended December 31, 2025, and highlighted recent business updates including progress in advancing Phase 3 clinical development of its lead candidate IMNN-001 in newly diagnosed advanced ovarian cancer.

“IMUNON continues to make significant progress in advancing IMNN-001, a potential breakthrough for women with newly diagnosed advanced ovarian cancer,” said Stacy Lindborg, Ph.D., president and chief executive officer of IMUNON. “A final data assessment of the Phase 2 OVATION 2 Study indicates that treatment with IMNN-001 was associated with an overall survival benefit of more than a year in patients treated with IMNN-001 plus chemotherapy and more than two years in women also receiving PARP inhibitors as part of maintenance therapy.”

“Unprecedented survival data results from the Phase 2 OVATION 2 Study, coupled with compelling interim results from our MRD study and a clear regulatory path in Phase 3, position IMNN-001 with the potential to deliver transformative impact on ovarian cancer treatment. These new results showing continued improvements in overall survival are especially exciting given that there have been virtually no advances in frontline standard of care for women newly diagnosed with ovarian cancer in the last 35 years,” Dr. Lindborg continued.

RECENT DEVELOPMENTS

IMNN-001 Immunotherapy

Final Phase 2 OVATION 2 Study Data Show Continued Overall Survival Improvement with IMNN-001 in Women with Newly Diagnosed Advanced Ovarian Cancer – On March 25, 2026, the Company announced final data from the completed Phase 2 OVATION 2 clinical trial evaluating IMNN-001 in combination with standard of care (SoC) neoadjuvant and adjuvant chemotherapy (N/ACT) in 112 women with newly diagnosed advanced ovarian cancer. IMUNON previously reported a median 11.1 month increase in overall survival (40.5 vs. 29.4 months) in the IMNN-001 treatment arm compared to SoC chemotherapy alone. Following the most recent data assessment, the Company reported a median 14.7 month increase in overall survival (45.1 vs. 30.4 months) in women in the IMNN-001 treatment arm compared to SoC alone, demonstrating continuous improvement in overall survival (3.6 delta). In addition, the new IMNN-001 data showed that women treated with IMNN-001 and SoC chemotherapy plus poly ADP-ribose polymerase (PARP) inhibitors as part of maintenance therapy achieved a median increase in overall survival of 24.2 months (65.6 vs. 41.4 months) compared to SoC chemotherapy alone.

Importantly, with these new efficacy results, IMNN-001 continued to show a highly favorable safety and tolerability profile, further reinforcing the potential of this IL-12 immunotherapy to represent a landmark advance in treatment of this disease.

R&D Day Highlighting Progress on OVATION 3 Study in Pursuit of First Frontline Immunotherapy for Advanced Ovarian Cancer – On November 10, 2025, the Company hosted an R&D Day, providing updates on new IMNN-001 data and discussing progress with the Phase 3 OVATION 3 Study and IMNN-001’s potential role in transforming the treatment landscape for women with advanced ovarian cancer. Highlights from the R&D Day are summarized below.

Data from the Phase 2 OVATION 2 clinical trial:

○	Broad impact observed with IMNN-001 treatment on important cancer-fighting cytokines, effectively turning the tumor microenvironment from “cold” to “hot” by activating both innate and adaptive immune systems, renewing the elusive promise of an immunotherapy for ovarian cancer.
○	Data reinforcing the highly favorable benefit-risk and safety profile of IMMN 001.
○	The remarkable median 13-month overall survival (OS) benefit observed with IMNN-001 plus standard of care (SoC) chemotherapy, an increase that is considered clinically meaningful compared to SoC alone.

Safety, tolerability and translational insights from the Phase 2 minimal residual disease (MRD) study of IMNN-001:

○	Rationale for the trial and the importance of frontline therapy as the best opportunity to achieve a cure for ovarian cancer.
○	New translational data that show IMNN-001 preferentially being taken up by macrophages within the peritoneal fluid and tumor tissue, which then induces a robust response and tumor microenvironment remodeling.
○	New data supporting the highly favorable benefit-risk and tolerability profile of IMNN-001.
○	The positive tolerability profile of IMNN-001, including in combination with SoC chemotherapy plus bevacizumab, and in the maintenance setting.

Phase 2 and ongoing Phase 3 trial designs, and the strength of evidence for IMNN-001 from a statistical perspective:

○	The well-precedented nature of the Phase 3 trial design, which leverages an innovative, adaptive, event-driven approach aligned with prior successful oncology trials that resulted in full approval by the U.S. Food and Drug Administration (FDA) based on an interim analysis of overall survival.
○	This foundation, supported by conservative power assumptions drawn from Phase 2 clinical data, strong simulation modeling and robust statistical properties, underpins the Phase 3 trial’s high probability for success.

New data further demonstrating IMNN-001 shifted the balance in favor of immune stimulation, remodeling the tumor microenvironment in favor of anti-tumor responses, which is established to be associated with better prognosis.

The presentations from the R&D Day are available on the “Scientific Presentations” page of the IMUNON website at https://investors.imunon.com/scientific-presentations.

Translational Data from Phase 2 OVATION 2 Study of IMNN-001 at SITC 40th Annual Meeting – On November 7, 2025, the Company presented translational data from the Phase 2 OVATION 2 clinical trial of IMNN-001 at the Society for Immunotherapy of Cancer (SITC) 40th Annual Meeting, held on November 5-9, 2025, in National Harbor, Maryland.

○	New data from recently analyzed OVATION 2 Study patient samples demonstrated that IMNN-001 creates a “hot” anti-tumor microenvironment in epithelial ovarian cancer by (i) increasing the recruitment of anti-tumor CD8+, myeloid dendritic cells and M1 macrophages in patient tumors; and (ii) decreasing immunosuppressive markers (IDO, T regulatory [Treg] cells, exhausted CD8, M2 macrophages). These results, including induction of favorable ratios of CD8+/Tregs and CD8+/CD4+ cells, which are both associated with improved patient outcomes, are consistent with the results of the previous OVATION 1 study and with the efficacy seen in the clinic in the OVATION 2 study. This biomarker research confirms local immune activation at the tumor site by IMNN-001.

The SITC poster presentation is available on the “Scientific Presentations” page of the IMUNON website at https://investors.imunon.com/scientific-presentations.

Phase 3 OVATION 3 Study of IMNN-001 in Advanced Ovarian Cancer at the ESMO Congress and the IGCS 2025 Annual Global Meeting – On October 14, 2025, the Company announced that a trials-in-progress abstract on the ongoing Phase 3 OVATION 3 clinical trial of IMNN-001 were being presented at the European Society for Medical Oncology (ESMO) Congress 2025, held on October 17-21, 2025, in Berlin, Germany with an encore presentation following at the 2025 Annual Global Meeting of the International Gynecologic Cancer Society (IGCS), held on November 5-7, 2025, in Cape Town, South Africa. The poster presentations are available on the “Scientific Presentations” page of the IMUNON website at https://investors.imunon.com/scientific-presentations.

PlaCCine® DNA Vaccine Technology

PlaCCine® DNA Technology Proof-of-Concept Data Presented in Platform Presentations at Leading Vaccine Conferences – On October 17, 2025, the Company announced oral presentations highlighting IMNN-101, its proof-of-concept DNA plasmid vaccine based on the Company’s proprietary PlaCCine® technology platform, including proof-of-concept clinical trial results at the following vaccine conferences:

●	5th Edition of International Vaccines Congress (IVC) Keynote Oral Presentation: A promising novel approach to DNA vaccines, presented on October 23, 2025
●	10th International Conference on Vaccine Research and Development Oral Presentation: Development of a PlaCCine DNA Technology for Safe, Effective and Durable Vaccines, presented on November 6, 2025

These presentations described the unique design and composition of the PlaCCine technology and its differentiating features including a longer duration of antigen expression, safety, and user compliance, and storage stability at workable temperatures (up to one year at 4°C and one month at 37°C) in comparison to mRNA vaccines and other DNA vaccines requiring viruses or devices for delivery. The immunogenicity of the PlaCCine technology was demonstrated against various pathogens in multiple species and animal models. These presentations also demonstrated safety and immunogenicity of a PlaCCine based vaccine (IMNN-101) targeting a SARS-CoV-2 spike variant in healthy human participants following intramuscular administration. Durable neutralizing antibody (Nab) responses from baseline at six months demonstrating vaccine immunogenicity following a single dose in previously vaccinated or infected individuals with the SARS-CoV-2 underscore the significance of the PlaCCine approach and support continued development in both naive populations using a prime and boost vaccination to determine optimal benefits and in other infectious diseases.

IMNN-101 has been shown to be safe and well tolerated, with no serious adverse effects reported. To advance the development and commercialization of the PlaCCine platform in the prophylactic vaccine competitive landscape, IMUNON will require a strategic partnership(s) with a pharmaceutical or biotechnology company.

CORPORATE DEVELOPMENTS

IMUNON Sharpens Focus on its Promising Pivotal Phase 3 Ovarian Cancer Study – On February 5, 2026, the Company announced a strategic reorganization, the goal of which was to reduce operating expenses while supporting the Company’s focused strategy to rapidly advance the pivotal Phase 3 OVATION 3 clinical trial.

$7.0 Million Registered Direct Offering Priced At-The-Market Under NASDAQ Rules – On December 30, 2025, the Company announced that it entered into a securities purchase agreement for the purchase and sale of 1,939,114 shares of common stock (or pre-funded warrants in-lieu thereof), together with warrants to purchase up to an aggregate of 1,939,114 shares of common stock. Each share of common stock (or pre-funded warrant in-lieu thereof) was sold together with one warrant to purchase one share of common stock at a combined purchase price of $3.61 (or $3.6099 per pre-funded warrant and warrant). The warrants have an exercise price of $3.482 per share, and became exercisable immediately upon issuance, and will expire five years from the date of issuance. The offering closed on December 31, 2025.

FINANCIAL RESULTS FOR THE YEAR ENDED DECEMBER 31, 2025

Cash Management Continues to Focus on the Phase 3 OVATION 3 Study –

IMUNON reported a net loss for 2025 of $14.5 million, or $6.83 per share, compared with a net loss of $18.6 million, or $16.94 per share, for 2024. Operating expenses were $14.7 million for 2025; a 23% decrease compared to 2024.

Research and development (R&D) expenses were $7.8 million for 2025; a 33% decrease compared to 2024. The decrease was due primarily to lower costs associated with the OVATION 2 Study, the Phase 1 proof-of-concept PlaCCine DNA vaccine trial, and development of the PlaCCine DNA vaccine technology platform, partially offset by start-up costs associated with the pivotal Phase 3 OVATION 3 Study.

General and administrative (G&A) expenses were $6.9 million for 2025, a decrease of 8% compared to 2024. This decrease was primarily attributable to headcount reductions and lower employee-related expenses.

Net cash used for operating activities was $13.9 million for full year 2025 compared with $18.9 million for full year 2024. Cash provided by financing activities of $17.1 million for 2025 resulted from two offerings in May 2025 and December 2025 ($13.6 million) and sales under the Company’s at-the-market equity facility ($3.5 million).

As of December 31, 2025, cash and cash equivalents were $8.8 million.

Conference Call and Webcast

The Company will be hosting a conference call to review 2025 financial results and provide a business update today, March 31, 2026, at 11:00 a.m. EDT. To participate in the call, please dial 800-715-9871 (North America/Toll Free) or 646-307-1963 (U.S./Toll) and ask for the IMUNON Year End 2025 Financial Results Call (Conference ID 4157104). A live webcast of the call will also be available here.

An audio replay of the call will be available for 90 days and can be accessed at 800-770-2030 (U.S. and Canada/Toll Free), 609-800-9909 (U.S./Toll) or 647-362-9199 (Canada/Toll) using replay access code 4157104#.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2) and is currently conducting a Phase 3 clinical trial (OVATION 3). The first patient was dosed in the Company’s Phase 3 pivotal study in the third quarter of 2025. IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the expected reduction of operating expenses related to the strategic reorganization, the timing of enrollment of the Company’s clinical trials, the potential of any therapies developed by the Company to fulfill unmet medical needs, the market potential for the Company’s products, if approved, the potential efficacy and safety profile of our product candidates, and the Company’s plans and expectations with respect to its development programs more generally, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), and include statements regarding our planned stock split. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the Securities and Exchange Commission. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors

CG Life	ICR Healthcare
Jenna Urban	Peter Vozzo
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com

(Tables to Follow)

IMUNON, Inc.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Year Ended December 31,
	2025	2024

Operating expenses:
Research and development	$7,781	$11,639
General and administrative	6,870	7,493
Total operating expenses	14,651	19,132

Loss from operations	(14,651)	(19,132)

Other income:
Investment income, net	156	512
Total other income, net	156	512
Net loss	$(14,495)	$(18,620)

Net loss per common share
Basic and diluted	$(6.83)	$(16.94)

Weighted average shares outstanding
Basic and diluted	2,123	1,099

IMUNON, Inc.

Selected Balance Sheet Information

(in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$8,781	$5,873
Advances, deposits on clinical programs and other current assets	1,943	2,136
Total current assets	10,724	8,009

Property and equipment	530	541

Other assets
Operating lease right-of-use assets, deposits, and other assets	1,034	1,167
Total other assets	1,034	1,167

Total assets	$12,288	$9,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$4,217	$4,334
Operating lease liability – current portion	406	452
Total current liabilities	4,624	4,786

Operating lease liability – noncurrent portion	602	687
Total liabilities	5,226	5,473
Stockholders’ equity
Common stock	34	10
Additional paid-in capital	428,411	411,122
Accumulated deficit	(421,298)	(406,803)
	7,147	4,329
Less: Treasury stock	(85)	(85)
Total stockholders’ equity	7,062	4,244

Total liabilities and stockholders’ equity	$12,288	$9,717

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